EXHIBIT 2.3

                 FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

      THIS FIRST AMENDMENT to the Agreement and Plan of Merger between Reality Wireless Networks, Inc., a Nevada corporation ("Reality"), Reality Acquisition, Inc., a Washington corporation ("Acquisition Sub"), and Arabian Recab for Trading Co., a corporation duly incorporated under the laws of Saudi Arabia ("Arabian Recab"), dated July 21, 2005 (the "Agreement"), is entered into on this 7th day of October 2005, is hereby amended as follows (the "Amendment"):

                                    RECITALS

A. Reality, Acquisition Sub, and Arabian Recab (collectively, the "Parties") entered into an Agreement and Plan of Merger on July 21, 2005;

B. In furtherance of the merger, the parties wish to amend the Agreement in order to clarify and acknowledge the terms defining Effective Time (defined herein) of the merger and the resulting obligations thereby created.

C. Unless otherwise defined in this Amendment, capitalized terms have the meaning as defined in the Agreement.

Accordingly, the parties hereby agree as follows:

I. Section 1 of the Agreement is hereby deleted in its entirety and replaced as follows:

1. MERGER.

1.1. Effect on Capital Stock. As soon as practicable following the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Recab Rights or any shares of capital stock of Acquisition Sub:

(a) Capital Stock of Acquisition Sub. Each issued and outstanding share of capital stock of Acquisition Sub shall be converted into one Recab Right that shall be held by the corporate-entity Arabian Recab (the resulting stock referred to hereinafter as "Treasury Stock" of Arabian Recab).

(b) Cancellation of Treasury Stock of Arabian Recab owned by Arabian Recab. Each share of Arabian Recab that is owned by Arabian Recab shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefore.

(c) Conversion of the Arabian Recab Shares. All Arabian Recab Shares (other than shares to be canceled in accordance with Section 1.1(b)) shall be converted into fully paid and nonassessable shares of common stock, par value $0.001 per share, of the Reality Shares necessary to give effect to the relative ownership of Reality Shares by Arabian Recab Share holders expressed above in Recital D. As


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of the Effective Time, all the Arabian Recab Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate representing any such shares of Arabian Recab Shares shall cease to have any rights with respect thereto, except the right to receive the portion of the Reality Shares to be issued in consideration therefore in accordance herewith.

1.2 Resultant Obligations: Unless this Agreement is validly terminated prior to the Effective Time, the Parties agree to the following:

      (a) Effective Time. The Parties agree and acknowledge that the "Effective Time" shall occur on August 19, 2005.

      (b) Articles of Merger. As soon as practicable following the Effective Time the Parties shall file Articles of Merger ("Articles of Merger") in accordance with applicable provisions of Saudi Arabia, Washington law and Nevada law (the "Applicable Law"). The Articles of Merger shall be filed together with any other filings or recordings required by the Applicable Law in connection with the Merger.

1.3 Procedure. Each and all of the Arabian Recab Shares outstanding immediately prior to the Effective Time shall, as soon as practicable following the Effective Time, be exchanged for a certificate or certificates evidencing ownership of the applicable number of the Reality Shares. The Reality Shares exchanged for Arabian Recab Shares shall be referred to herein as the "Closing Shares".

1.4 Name Change. As soon as practicable following the Effective Time, the articles of incorporation of Reality shall be amended such that the name "Reality Wireless Networks, Inc." shall become "Recab International, Inc."

II. Section 2.1 of the Agreement is hereby deleted in its entirety and replaced as follows:

2.1 Date, Time and Place of Closing. The Merger contemplated by this Agreement shall take place at a closing to be held at The Otto Law Group, PLLC, and shall be deemed effective upon the execution of this Agreement (the "Closing"), and shall remain subject to completion and satisfaction of certain conditions subsequent to the Closing (the "Conditions Subsequent"). The date on which the Closing occurs is referred to in this Agreement as the "Closing Date."

III. Section 2.4 of the Agreement is hereby deleted in its entirety and replaced as follows:


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2.4 Schedule 14C. As soon as practicable following the Effective Time, Reality shall prepare and file with the SEC a Schedule 14C to disclose to the shareholder approval of the following:

      (1) The change in entity name from Reality, Inc., to Recab International Inc., and

      (2) A reverse split of the issued and outstanding Reality common stock (the Reverse Split") such that the pre-Merger Reality shareholders shall retain a post Merger, post Reverse Split ownership interest of not less than two percent (2%) of the merged entity immediately following the time at which the Reverse Split becomes effective.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed as of the date first listed above.


                                                Reality:

                                                REALITY WIRELESS NETWORKS, INC.:

                                                By: /s/ Steve Careaga
                                                    ----------------------------
                                                Name: Steve Careaga
                                                Title: Chief Executive Officer


                                                Arabian Recab:

                                                ARABIAN RECAB FOR TRADING CO.

                                                By: /s/ Patrick Lochrie
                                                    ----------------------------
                                                Name: Patrick Lochrie
                                                Title: President and Chief
                                                       Executive Officer


                                                ACQUISITION SUB:

                                                REALITY ACQUISITION, INC.

                                                By: /s/ Steve Careaga
                                                    ----------------------------
                                                Name: Steve Careaga
                                                Title: President and Secretary


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